Exhibit 16.1

May 11, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: PINNACLE ENTERTAINMENT, INC. 401(K) INVESTMENT PLAN

We have read the statements that we understand Pinnacle Entertainment, Inc. 401(k) Investment Plan will include in Item 4.01 of the Form 8-K report it will file regarding the recent change of certifying accountant. We agree with such statements made regarding our firm in Item 4.01(a) of the Form 8-K. We have no basis to agree or to disagree with other statements made under Item 4.01(b) of the
Form 8-K.

Sincerely,

/s/ Piercy Bowler Taylor & Kern
Piercy Bowler Taylor & Kern,
Certified Public Accountants